FIRST AMENDMENT TO

SINGLE FAMILY HOMES REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO SINGLE FAMILY HOMES REAL ESTATE PURCHASE AND SALE AGREEMENT (this "First Amendment") is made as of May 31, 2014 by and among H&J PROPERTIES, LLC, a Tennessee limited liability company (“Seller”) and REVEN HOUSING REIT, INC., a Maryland corporation (“Buyer”), with reference to the following recitals:

RECITALS

A. Seller and Buyer entered into that certain Single Family Homes Real Estate Purchase and Sale Agreement dated April 24, 2014 (“Agreement”) pursuant to which Seller agreed to sell and Buyer agreed to purchase from Seller, forty-eight (48) single family homes in the city of Memphis, Tennessee (collectively, the “Property”).

B. Seller and Buyer have agreed to amend the Agreement to increase the number of homes sold by Seller and purchased by Buyer, to increase the Purchase Price, and to extend the Due Diligence Period.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller hereby agree as follows:

AGREEMENT

1.                  Definitions. All initially-capitalized terms used in this First Amendment without definition shall have the meanings given such terms in the Agreement.

2.                  Purchase Price. The Purchase Price is hereby changed to Four Million Seven Hundred Seventy Eight Thousand Seven Hundred and 00/100 Dollars ($4,778,700.00).

3.                  Due Diligence Period. The Due Diligence period is hereby extended to sixty (60) days.

4.                  Property. The number of single family homes making up the Property is hereby increased to sixty-one (61).

5.                  Exhibit A. Exhibit A attached to the Agreement is hereby deleted in its entirety and is replaced with the document attached hereto as Exhibit A.

6.                  Governing Law. This First Amendment shall be governed by the laws of the State of Tennessee.

7.                  Full Force and Effect. Except as modified herein, Buyer and Seller agree and affirm that the Agreement remains in full force and effect.

8.                  Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronically transmitted counterpart of this First Amendment shall constitute an original for all purposes.

9.                  Miscellaneous. This First Amendment, together with the Agreement, sets forth the entire agreement between the parties with respect to the subject matter set forth herein and therein and may not be modified, amended or altered except by subsequent written agreement between the parties. In case of any inconsistency between the provisions of the First Amendment and the Agreement, the provisions of this First Amendment shall govern and control. This First Amendment shall be binding upon and shall inure to the benefit of Buyer and Seller and their respective successors and assigns, if any.

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IN WITNESS WHEREOF, Buyer and Seller have caused this First Amendment to be duly executed on their behalfs as of the day and year first stated above.

SELLER

H&J PROPERTIES, LLC, a Tennessee limited liability company

By:	/s/ Hulet T. Gregory
Name:	Hulet T. Gregory
Its:	Chief Member

BUYER

Reven HOUSING REIT, INC., a Maryland corporation

By:	/s/ Chad Carpenter
Chad Carpenter
Chief Executive Officer

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